Exhibit 4.6

AMENDMENT NO. 1

TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Amendment”), is made as of August 3, 2026, by and among General Fusion Group Ltd., a British Columbia limited company (formerly known as Spring Valley Acquisition Corp. III, a Cayman Islands exempted corporation) (the “Company”), Spring Valley Acquisition III Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and the other Holders party to the Agreement (as defined below) whose signatures appear on the signature pages hereto.

RECITALS

WHEREAS, the Company, the Sponsor, and the other Holders party thereto entered into that certain Amended and Restated Registration Rights Agreement, dated as of July 10, 2026 (the “Agreement”);

WHEREAS, pursuant to Section 6.3 of the Agreement, the provisions, covenants and conditions set forth in the Agreement may be amended upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question; and

WHEREAS, the Company and the undersigned Holders, who collectively hold at least a majority in interest of the Registrable Securities, desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Amendment, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Agreement.

2.Amendment to Section 2.1.1(a) of the Agreement. Section 2.1.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)Subject to compliance by the Holders with subsection 3.3, the Company shall prepare and file or cause to be prepared and filed with the Commission, as soon as practicable (and in any event no later than August 25, 2026) (the “Filing Deadline”), a Registration Statement on Form F-3 or similar short form registration statement that may be available at such time or its successor form, or, if the Company is ineligible to use Form F-3, a Registration Statement on Form F-1, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time pursuant to any method or combination of methods legally available to, and requested by, the Holders of all of the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Shares are converted into Common Shares at a conversion price equal to the Floor Price and (ii) all Investor Warrants are exercised in full at an exercise price equal to the Floor Price) that are not then covered by an effective resale registration statement (the “Resale Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but in any event no later than the earlier of (i) ninety (90) calendar days (or one hundred twenty (120) calendar days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business, and, once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that the Company files a Form F-1 pursuant to this Section 2.1, the Company shall use commercially reasonable efforts to convert the Form F-1 to a Form F-3 as soon as practicable after the Company is eligible to use Form F-3 and have the Resale Shelf Registration Statement on Form F-3 declared effective as promptly as practicable.”

3.Full Force and Effect. Except as expressly amended by this Amendment, all other terms, covenants and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

4.Governing Law; Venue; Jury Trial Waiver. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice or conflict of law provisions thereof, consistent with Section 6.9 of the Agreement. The provisions of Sections 6.10 (Consent to Jurisdiction; Venue; Service) and 6.11 (Waiver of Trial by Jury) of the Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and shall apply to this Amendment as if set forth herein in full.

5.Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY:

GENERAL FUSION GROUP LTD.

By:	/s/ Greg Twinney
Name:	Greg Twinney
Title:	Chief Executive Officer

HOLDERS:

SPRING VALLEY ACQUISITION III SPONSOR, LLC

By:	/s/ Jeff Schramm
Name:	Jeff Schramm
Title:	Chief Financial Officer

ALYESKA MASTER FUND, L.P.

By:	/s/ Jason A. Bragg
Name:	Jason A. Bragg
Title:	Chief Financial Officer